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                                  EXHIBIT 2.2

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "AMENDMENT") is dated as of May 9, 2000 by and among ALLSCRIPTS, INC., a Delaware corporation, MC ACQUISITION CORP., an Illinois corporation and a wholly owned subsidiary of Parent, MASTERCHART, INC., an Illinois corporation and the shareholders of the Company who are signatories to this Amendment. Capitalized terms used herein but not defined herein shall have the respective meanings set forth in the Existing Agreement (as defined below).


                              W I T N E S S E T H

     WHEREAS, Parent, Merger Sub, the Company and Shareholders are parties to that certain Agreement and Plan of Merger dated as of March 13, 2000 (the "EXISTING AGREEMENT"), providing, among other things, for the merger of Merger Sub within and into the Company; and

     WHEREAS, the parties hereto desire to amend certain terms of the Existing Agreement as hereinafter provided.

     NOW, THEREFORE, the parties hereto agree as follows:


                               A G R E E M E N T

1.  AMENDMENT TO SECTION 2(F)(II) OF THE EXISTING AGREEMENT.
    -------------------------------------------------------

     Section 2(f)(ii) of the Existing Agreement is hereby amended and restated in its entirety as follows:

          With respect to those participants in the Company's Amended and Restated Performance Share Plan Effective January 1, 1997, the Company's 1999 Incentive Performance Share Plan (No. 1) Effective January 1, 1999 or the Company's 1999 Incentive Performance Share Plan (No. 2) Effective January 1, 1999, in each case as amended and in effect prior to the Effective Time (collectively, the "PERFORMANCE PLANS") whose rights in respect to such Performance Plans correspond to one or more whole shares of Common Stock in the Company (a "COMMON SHARE EQUIVALENT"), each such participant shall have the right to receive such consideration in respect of each Common Share Equivalent in accordance with the terms of, and at the times provided in, the Performance Plans. Such consideration (which shall be delivered at the times and in the manner provided in the Performance Plans) shall consist of (A) 187.25569 shares of Parent Common Stock in respect of each Common Share Equivalent; provided, that if as a result of the issuance of Parent Common Stock in satisfaction of the rights under the Performance Plans, a fractional interest in a share of Parent Common Stock would be

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     deliverable under this Section 2(f)(ii)(A), in lieu of such fractional share being delivered therefor, such fractional interest shall automatically be converted into the right to receive an amount of cash (without interest) equal to the Average Share Price multiplied by the amount of such fractional interest plus (B) $700.28 in cash without interest (such amount of cash to be reduced to $578.70 in the event Lanier Warrant is exercised in full, with a proportionate adjustment in the event of a partial exercise of the Lanier Warrant). The number of Common Share Equivalents for each participant in the Performance Plans are set forth in the "PP", "IP1" and "IP2" columns on Section 5(g) of the Disclosure Schedule. On July 28, 2000, Parent shall file a registration statement with respect to 25% of the shares of Parent Common Stock held by each participant pursuant to the Performance Plans (unless the Performance Plans provide for registration of all shares of Parent Common Stock, in which case no further registration rights shall be required of Parent with respect to Parent Common Stock to be delivered pursuant to the Performance Plans). The (i) issuance of shares of Parent Common Stock set forth in
     Section 2(f)(ii)(A) together with (ii) the payment of cash pursuant to
     Section 2(f)(ii)(B) shall be in full and complete satisfaction of all rights of all participants under the Performance Plans, and the Company and the Shareholders represent and warrant that neither the Company, Merger Sub nor Parent shall have any other liability under the Performance Plans.


2.  MATTERS RELATING TO DOCPLANET LITIGATION.
    ----------------------------------------

     Since the date of the Existing Agreement, DocPlanet, Inc. ("DOCPLANET") filed an action against the Company (DocPlanet.com, Inc. v. MasterChart, Inc., U.S. District Court for the Central District of California, Case No. SACV 00-303GLT (EEx)) and the Company filed an action against DocPlanet (MasterChart, Inc. v. docsales.com. Inc., in the Circuit Court of the Nineteenth Judicial Circuit, Lake County, Illinois, Case No. 00 L274) (collectively with any other actions involving DocPlanet and Parent or the Company to the extent the actions are based upon substantially the same facts alleged in the two pending lawsuits, the "DOCPLANET ACTIONS"). The parties have agreed to share the costs and expenses associated with the DocPlanet Actions as follows:

      A. The first $300,000 of costs and expenses relating to the litigation of the DocPlanet Actions shall be shared by the parties, with the Company responsible for 75% of the costs and expenses, and the Shareholders responsible for 25% of the costs and expenses. The Company shall be responsible for all costs incurred in excess of $300,000. The Shareholders shall pay such expenses upon the earlier of (i) the settlement or other termination or resolution of the DocPlanet Actions, or (ii) upon the incurrence of costs and expenses of $300,000 in aggregate.

      B. In the event that the terms of any settlement or judgment entered in connection with the DocPlanet Actions is attributable to the Company's failure to comply with the performance obligations under that certain agreement between the Company and DocPlanet (f/k/a docsales.com) dated June 1, 1999, the Company shall be solely responsible for such settlement or judgment.

                                       2

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      C. In the event that a judgment is entered ordering (or a settlement entered into requiring) payment or performance by the Parent or Company other than under the circumstances described in Section 2B above, then the liability for such judgment or settlement to the extent attributable to the Company for any actions or inactions prior to the Effective Time or the conduct of the litigation of the DocPlanet Actions shall be shared as follows:

      (i) If the amount of liability is $500,000 or less, the Company shall be responsible for the entire judgment;

      (ii) If the amount of liability is greater than $500,000, then the Company, on one hand, and the Shareholders, on the other hand, shall each be responsible for 50% of such liability; or

     (iii) If the amount of the liability is greater than $1,000,000, then the Company shall pay $500,000 and the Shareholders shall pay all amounts in excess of $500,000.

     Amounts required to be paid pursuant to any judgment or settlement attributable to actions or inactions of Parent or the Company with respect to DocPlanet which occur after the Effective Time (other than the conduct of the litigation of DocPlanet Actions), shall be the responsibility of the Company. The parties agree that the Company shall control the prosecution and defense of the DocPlanet Actions; provided, however, that the Company will not enter into any settlement or consent to the entry of any judgment without the consent of a majority of the Shareholders, which consent shall not be unreasonably withheld. The Company shall provide the Shareholders periodic updates regarding the status of the DocPlanet Actions and shall keep the Shareholders informed as to significant developments with respect thereto. In the event a final judgment is entered and the Company elects not to appeal such judgment, the Shareholders shall have the right to appeal the judgment, at their sole cost and expense.

     Any liability of Parent or the Company under subsections 2C(i), (ii) or
(iii) above shall be applied to the Minimum Loss under Section 10(c) of the Existing Agreement. The Shareholders' obligations under this Section 2 may be satisfied by tendering cash or shares of Parent Common Stock, valued at the average closing price of Parent Common Stock for the ten day trading period immediately preceding the date such shares are tendered as payment. The maximum liability of the Shareholders under this Section 2 shall be limited to an amount equal to the sum of (i) the cash consideration paid to the Shareholders at the Effective Time, (ii) the value of the shares of Parent Common Stock issued to the Shareholders at the Effective Time (less shares of Parent Common Stock sold by the Shareholders subsequent to the Effective Time) valued at the average closing price of Parent Common Stock for the ten day trading period immediately preceding the date payment is tendered, and (iii) the proceeds received by the Shareholders in respect of any shares of Parent Common Stock issued to the Shareholders at the Effective time but subsequently sold.

                                       3

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3.  MISCELLANEOUS.
    -------------

          A. Choice of Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws might otherwise govern applicable principals of conflicts of laws.

          B. Counterparts. This Amendment may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          C. Headings. The headings of the Articles or Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Amendment.

          D. No Waiver. Except as amended hereby, the Existing Agreement shall remain in full force and effect. This Amendment shall not constitute a waiver of any rights or remedies of any party thereto.


     IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment on the date first above written.


                         [Signatures on Following Page]

                                       4

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                                        ALLSCRIPTS, INC.


                                        By:  /s/ John G. Cull
                                             -----------------------
                                             Authorized Officer


                                        MC ACQUISITION CORP.


                                        By:  /s/ John G. Cull
                                             -----------------------
                                             Authorized Officer


                                        MASTERCHART, INC.


                                        By:  /s/ William Marc Lyerly
                                             -----------------------
                                             Authorized Officer



                                        /s/ W. Marc Lyerly
                                        ----------------------------
                                        W. MARC LYERLY



                                        /s/ Scott Hammock
                                        ----------------------------
                                        SCOTT HAMMOCK



                                        /s/ Kevin Hahn
                                        --------------
                                        KEVIN HAHN